                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-33495


PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 13, 1997)

$175,000,000

POTOMAC ELECTRIC POWER COMPANY

FIRST MORTGAGE BONDS, 6 1/4% SERIES DUE 2007

The New Bonds will mature on October 15, 2007. Interest on the New Bonds is payable semiannually on April 15 and October 15, commencing April 15, 1998. The New Bonds will not be redeemable prior to maturity. Each New Bond will be repayable, in whole or in part, on October 15, 2004, at the option of the holder. See "Description of the New Bonds--Repayment at Option of Holder."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                                     PRICE TO       UNDERWRITING   PROCEEDS TO
                                     PUBLIC(1)      DISCOUNT       COMPANY(2)
Per New Bond.......................  99.850%        .320%          99.530%
Total..............................  $174,737,500   $560,000       $174,177,500

-------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of delivery to the Underwriters.

(2) Before deduction of expenses payable by the Company, estimated at $1,100,000.

The New Bonds are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the New Bonds will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, on or about October 9, 1997.

SALOMON BROTHERS INC
     SMITH BARNEY INC.
                     LEGG MASON WOOD WALKER
                                INCORPORATED
                                         MORGAN KEEGAN & COMPANY, INC.
                                             OPPENHEIMER & CO., INC.

The date of this Prospectus Supplement is October 2, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW BONDS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE NEW BONDS, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              THE ISSUE IN BRIEF

  The following is a summary of certain pertinent facts, and is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus, or in documents incorporated by reference in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                 THE OFFERING

Company............................. Potomac Electric Power Company
Securities Offered.................. $175,000,000 First Mortgage Bonds, 6 1/4%
                                      Series due 2007
Interest Payment Dates.............. April 15 and October 15, commencing
                                      April 15, 1998
Redemption at Option of Company..... Not redeemable prior to maturity
Repayment at Option of Holder....... See "Description of the New Bonds--
                                      Repayment at Option of Holder"
Use of Proceeds..................... See "Use of Proceeds"

                                  THE COMPANY

Business and Service Area........... Generation, transmission, distribution and sale of electric energy in the Washington,
                                      D.C. metropolitan area
1996 Source of Energy............... Coal 77%; Oil and Natural Gas 7%; Purchased
                                      Capacity 15%; Cogeneration 1%

  For selected financial information and the Company's ratios of earnings to fixed charges see "Selected Financial Information" and "Ratios of Earnings to Fixed Charges" in the accompanying Prospectus.

                         DESCRIPTION OF THE NEW BONDS

  The following description of the particular terms of the New Bonds offered hereby supplements the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus, to which description reference is hereby made. See "Description of Bonds and Mortgage" in the accompanying Prospectus.

GENERAL

  The $175,000,000 aggregate principal amount of New Bonds offered hereby will mature on October 15, 2007, and will bear interest at the rate set forth in the title thereof, payable semiannually on April 15 and October 15 in each year, commencing April 15, 1998.

REDEMPTION OF NEW BONDS AT OPTION OF COMPANY
  The New Bonds offered hereby will not be redeemable at the option of the Company prior to maturity.

REPAYMENT AT OPTION OF HOLDER

  The New Bonds will be repayable on October 15, 2004, at the option of the holders thereof, at 100% of their principal amount, together with accrued and unpaid interest to October 15, 2004. In order for a New Bond to be repaid, the Company must receive at the corporate trust office of The Bank of New York (the "Trustee"), which is currently at 101 Barclay Street, New York, New York 10286, during the period from and including August 16, 2004 to and including the close of business on September 15, 2004 (or, if August 16, 2004 or September 15, 2004, is not a business day, the next succeeding business day)
(i) the New Bond (the "Redeemable Bond") with the form entitled "Option to Elect Repayment" on, or otherwise accompanying, the Redeemable Bond duly completed or (ii) a facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth the name of the holder of the Redeemable Bond, the principal amount of the Redeemable Bond, the principal amount of the Redeemable Bond to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Redeemable Bond to be repaid (with the form entitled "Option to Elect Repayment" on, or otherwise accompanying, the Redeemable Bond duly completed) will be received at the Trustee's principal corporate trust office not later than five business days after the date of such facsimile transmission or letter, and such Redeemable Bond and form duly completed are received at the Trustee's principal corporate trust office by such fifth business day. Effective exercise of the repayment option by the holder of any Redeemable Bond shall be irrevocable. No transfer or exchange of any Redeemable Bond (or, in the event that any Redeemable Bond is to be repaid in part, such portion of the Redeemable Bond to be repaid) will be permitted after exercise of the repayment option. The repayment option may be exercised by the holder of a Redeemable Bond for less than the entire principal amount of the Redeemable Bond, provided the principal amount which is to be repaid is set forth on the form entitled "Option to Elect Repayment" and is equal to $1,000 or any integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Redeemable Bond for repayment will be determined by the Company, whose determination will be final, binding and non-appealable. The term "business day" means any day that is not a day on which banks in the City of New York are authorized by law to close.

                                USE OF PROCEEDS

  The proceeds from the sale of the New Bonds will be used (i) to refund short-term debt incurred to finance, on a temporary basis, the Company's ongoing utility construction program and operations and to pay at maturity, in July and August 1997, $50,000,000 principal amount of the Company's 9.08% Medium-Term Notes and (ii) to pay at maturity $50,000,000 principal amount of the Company's First Mortgage Bonds, 4 3/8% Series due February 15, 1998.

                                 UNDERWRITING

  Under the terms and subject to the conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Salomon Brothers Inc is acting as representative, has severally agreed to purchase, the principal amount of the New Bonds set forth opposite its name below.

                                                                    PRINCIPAL
       UNDERWRITERS                                                   AMOUNT
       ------------                                                ------------
       Salomon Brothers Inc ...................................... $ 72,500,000
       Smith Barney Inc. .........................................   72,500,000
       Legg Mason Wood Walker, Incorporated ......................   10,000,000
       Morgan Keegan & Company, Inc. .............................   10,000,000
       Oppenheimer & Co., Inc. ...................................   10,000,000
                                                                   ------------
           Total.................................................. $175,000,000
                                                                   ============

  Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the New Bonds, if any are taken.

  The Underwriters propose to offer the New Bonds in part directly to retail purchasers at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .25% of the principal amount of the New Bonds. The Underwriters may allow and such dealers may reallow a concession not in excess of .20% of the principal amount of the New Bonds on sales to certain other brokers and dealers. After the New Bonds are released for sale to the public, the public offering price and other selling terms may be changed.

  In connection with the offering, the Underwriters may purchase and sell the New Bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the New Bonds; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of New Bonds than they are required to purchase from the Company in the offering.

The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the New Bonds sold in the offering may be reclaimed by the Underwriters if such New Bonds are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the New Bonds, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

  The Company has been advised by the Underwriters that one or more of the Underwriters currently intend to make a market in the New Bonds, but that they are not obligated to do so and may discontinue making a market at any time without notice. The Company currently has no intention to list the New Bonds on any securities exchange, and there can be no assurance given as to the liquidity of the trading market for the New Bonds.

   It is expected that delivery of the New Bonds will be made against payment therefor on or about the date specified in the last paragraph on the cover page of this Prospectus Supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise at the time of the transaction. Accordingly, purchasers who wish to trade the New Bonds on the date hereof or the next succeeding business day will be required, by virtue of the fact that the New Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the New Bonds who wish to trade the New Bonds on the date hereof or the next succeeding business day should consult their own advisor.

                                PROPOSED MERGER

  In September 1995, the Company announced a proposed merger (the "Merger") with Baltimore Gas & Electric Company ("BGE") to form Constellation Energy Corporation ("Constellation Energy"). The Merger Agreement was approved by the Board of Directors of each company on September 22, 1995, and by the shareholders of each company on March 29, 1996. The Merger requires the approval of certain regulatory agencies, including the Federal Energy Regulatory Commission ("FERC") and the Public Service Commissions of Maryland and the District of Columbia.

  On April 16, 1997, FERC approved the Merger without conditions. Also on April 16, 1997, the Maryland Public Service Commission unanimously approved the Merger. However, the Company and BGE believe the Maryland Order contains elements that must be revised for the Merger to take place. On May 2, 1997, the companies filed a request for reconsideration of the Order with the Maryland Public Service Commission. In the request, the companies detailed areas of the Order that need to be revised for the Merger to proceed and proposed a modified plan to address these concerns. There can be no assurance that the Maryland Commission will grant the request for reconsideration or that the Maryland Order will be changed as requested. On May 1, 1997, the International Brotherhood of Electrical Workers, Local 1900, filed a petition with the Circuit Court of Baltimore County to appeal the Maryland Public Service Commission's Order approving the Merger. A hearing on the appeal has been scheduled for October 20, 1997. The request for reconsideration cannot be considered by the Maryland Commission until the appeal has been finally considered by the Maryland courts.

  The District of Columbia Commission conducted hearings on the proposed Merger in February and March 1997. The case was placed before the District of Columbia Commission for decision in March 1997. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has been terminated. The Nuclear Regulatory Commission has approved the transfer of BGE's operating licenses for its two nuclear generating units to Constellation Energy. The State Corporation Commission of Virginia and the Pennsylvania Public Utility Commission have approved the Merger.

  The Company is unable to predict when final decisions will be reached by the Maryland or District of Columbia Public Service Commissions or the Circuit Court of Baltimore County. The Merger will not proceed unless the regulatory approvals conform to the Company's and BGE's fundamental requirement that their shareholders have a reasonable opportunity to share in the expected benefits of the Merger.

                        POTOMAC ELECTRIC POWER COMPANY

                             FIRST MORTGAGE BONDS

                               ----------------

  Potomac Electric Power Company (the "Company") may offer from time to time up to $200,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"), which may be offered in one or more series in amounts, at prices and on terms to be determined by market conditions at the time of sale. The aggregate principal amount, rate (or method of calculation) and time of payment of interest, maturity, offering price, any redemption terms and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). The amount of First Mortgage Bonds to be offered hereby will be reduced by the amount of any Medium-Term Notes sold pursuant to the Registration Statements of which this Prospectus is a part. See "Description of Bonds and Mortgage."

  The Company may sell the New Bonds through underwriters designated by the Company or through dealers, directly to a limited number of institutional purchasers, or through agents. See "Plan of Distribution." The Prospectus Supplement sets forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from such sale.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR BY  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS AUGUST 13, 1997

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. EXCEPT AS OTHERWISE INDICATED HEREIN, THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SPEAKS AS OF THE DATE THEREOF AND DOES NOT PURPORT TO REFLECT ANY CHANGES IN THE AFFAIRS OF THE COMPANY THEREAFTER.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company, as of particular dates, is disclosed in such reports and in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be obtained from the Commission's Electronic Data Gathering and Retrieval ("EDGAR") database located at the website maintained by the Commission at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., where certain securities of the Company are listed.

  The Company has filed with the Commission registration statements on Form S-3 relating to the First Mortgage Bonds (herein, together with all amendments and exhibits, referred to as the "Registration Statements") under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statements.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission under the 1934 Act are incorporated by reference in this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    (c) The Company's Current Reports on Form 8-K dated April 7, 1997, April 17, 1997, May 5, 1997, July 14, 1997 and August 6, 1997.

  All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other incorporated document subsequently filed or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO FURNISH, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO ELLEN SHERIFF ROGERS, ASSOCIATE GENERAL COUNSEL, SECRETARY AND ASSISTANT TREASURER, POTOMAC ELECTRIC POWER COMPANY, 1900 PENNSYLVANIA AVENUE, N.W., WASHINGTON, D.C. 20068 (202-872-3526).

                                  THE COMPANY

  Potomac Electric Power Company, a District of Columbia and Virginia corporation (the "Company"), is engaged in the generation, transmission, distribution and sale of electric energy in the Washington, D.C. metropolitan area, including the District of Columbia and major portions of Montgomery and Prince George's Counties in Maryland. It also supplies, at wholesale, electric energy to the Southern Maryland Electric Cooperative, Inc., which distributes electricity in Calvert, Charles, Prince George's and St. Mary's Counties in southern Maryland. The Company's wholly owned nonutility subsidiary, Potomac Capital Investment Corporation ("PCI"), was organized in late 1983 to provide a vehicle to conduct the Company's ongoing nonutility businesses. PCI's principal investments have been in aircraft and power generation equipment, equipment leasing and marketable securities, primarily preferred stock with mandatory redemption features. PCI is also involved with activities which provide telecommunication and energy services. In addition, PCI has investments in real estate properties in the Washington, D.C. metropolitan area. The mailing address of the Company's executive offices is 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, and its telephone number is 202-872-2000.

                                USE OF PROCEEDS

  The Company may offer from time to time pursuant to this Prospectus up to an aggregate principal amount of $200,000,000 of its First Mortgage Bonds.

  The proceeds from the sale of the First Mortgage Bonds will be used to refund short-term debt incurred primarily to finance, on a temporary basis, the Company's utility construction program and operations, and to refund the Company's senior securities, including the retirement of long-term debt and the satisfaction of contractual sinking fund requirements.

                        SELECTED FINANCIAL INFORMATION

  The following is a selection of certain consolidated financial information of the Company which was derived from, and is qualified in its entirety by, the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the unaudited consolidated financial information contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which are available as described herein under "Incorporation of Certain Documents by Reference." The interim financial data are unaudited; however, in the opinion of the management of the Company, such data reflect all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the results of operations for the interim periods presented.

                                                12 MONTHS ENDED
                                -----------------------------------------------
                                 JUNE 30,    DEC. 31,    DEC. 31,    DEC. 31,
                                   1997        1996        1995        1994
                                ----------- ----------- ----------- -----------
                                 (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
Income Statement Data:
 Total Revenue................. $ 1,911,969 $ 2,010,311 $ 1,876,102 $ 1,823,074
 Operating Revenue.............   1,800,921   1,834,857   1,822,432   1,790,600
 Net Income....................     223,080     236,960      94,391     227,162
 Earnings for Common Stock.....     206,490     220,356      77,540     210,725
 Earnings Per Share of Common
  Stock........................        1.74        1.86         .65        1.79
Balance Sheet Data at end of
 period:
 Property and Plant, net....... $ 4,443,141 $ 4,423,249 $ 4,400,311 $ 4,334,399

                                                            AS OF JUNE 30,
                                                                 1997
                                                         -----------------
                                                           AMOUNT    RATIO
                                                         ----------- -----
                                                         (THOUSANDS)
Capital Structure (excluding nonutility subsidiary debt
 and current maturities):
  Long-Term Debt........................................ $1,727,065   44.9%
  Preferred Stock.......................................    266,293    6.9
  Common Equity.........................................  1,857,120   48.2
                                                         ----------  -----
    Total Capitalization................................ $3,850,478  100.0%
                                                         ==========
Parent Company Long-Term Debt and Preferred Stock
 Redemption Due in One Year and Short-Term Debt......... $  412,585
                                                         ==========

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                              12 MONTHS ENDED
                           -----------------------------------------------------
                           JUNE 30, DEC. 31, DEC. 31, DEC. 31, DEC. 31, DEC. 31,
                             1997     1996     1995     1994     1993     1992
                           -------- -------- -------- -------- -------- --------
Parent company only.......   2.90     3.08     3.05     3.23     3.20     2.73
Fully consolidated........   2.26     2.24     1.52     2.37     2.31     2.19

  For purposes of computing the ratio of earnings to fixed charges for rate-regulated public utilities, earnings represent net income before cumulative effect of accounting changes plus income taxes and fixed charges. Fixed charges represent interest charges on debt (exclusive of credits arising from the allowance for funds used during construction) and the portion of rentals deemed representative of the interest factor.

                       DESCRIPTION OF BONDS AND MORTGAGE

  GENERAL. The New Bonds are to be issued under the Mortgage and Deed of Trust dated July 1, 1936, between the Company and The Bank of New York, New York, N.Y., as Trustee and as successor in such capacity to The Riggs National Bank of Washington, D.C. (the "Trustee"), as amended and supplemented and as to be supplemented by a separate supplemental indenture (the "Supplemental Indenture") each time New Bonds are offered under this Prospectus and the accompanying Prospectus Supplement. Said mortgage, as so amended and supplemented and to be supplemented, is herein sometimes called the "Mortgage." Copies of the documents currently constituting the Mortgage are exhibits to the Registration Statements, as is the form of the Supplemental Indenture.

  Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the New Bonds being offered thereby: (1) the designation and aggregate principal amount of such New Bonds; (2) the date on which such New Bonds will mature;
(3) the rate per annum at which such New Bonds will bear interest, or the method of determining such rate; (4) the dates on which such interest will be payable; (5) any redemption terms; and (6) other specific terms applicable to the New Bonds.

  The New Bonds will be available only in fully registered form without coupons in denominations of $1,000 or any multiple thereof, except as may be set forth in the accompanying Prospectus Supplement. Both principal and interest on the New Bonds will be payable at the agency of the Company, The Bank of New York, New York, N.Y. The Company will not impose charges for any exchanges of New Bonds.

  The Supplemental Indenture will contain no provisions for an improvement and sinking fund or any maintenance and replacement requirement or dividend restriction; neither does the Mortgage nor any indenture supplemental thereto relating to any outstanding Series of Bonds contain any such provisions.

  The Mortgage does not contain any covenants or other provisions that specifically are intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.

  The following statements are outlines of certain provisions contained in the Mortgage and do not purport to be complete. They are qualified by express reference to the cited Sections and Articles of the Mortgage. Certain terms used are as defined in the Mortgage.

  SECURITY. The New Bonds will be secured, together with all other Bonds now or hereafter issued under the Mortgage, by a valid and direct first lien (subject to certain leases, Permitted Liens and other minor matters) on substantially all the properties and franchises of the Company (the principal properties being its generating stations and its electric transmission and distribution systems), other than cash, accounts receivable and other liquid assets, securities (including securities evidencing investments in subsidiaries of the Company), leases by the Company as lessor, equipment and materials not installed as part of the fixed property, and electric energy and other materials, merchandise or supplies produced or purchased by the Company for sale, distribution or use. The Company's 9.72% undivided interest in a mine-mouth, steam-electric generating station, known as the Conemaugh Generating Station, which is located in Indiana County, Pennsylvania, and its associated transmission lines is that of a tenant in common with eight other utility owners. Substantially all of the Company's transmission and distribution lines of less than 230,000 volts, portions of its 230,000 and 500,000 volt transmission lines, substantially all of the Conemaugh transmission lines, and 11 substations are located on land owned by others or on public streets and highways.

  The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing and Permitted Liens) to the lien thereof. The lien on such property is, however, subject to rights of persons having superior equities attaching prior to the recording or filing of an appropriate supplemental indenture.

  ISSUANCE OF ADDITIONAL BONDS. Additional Bonds ranking equally with the New Bonds may be issued in an aggregate amount of up to (i) 60% of the Net Bondable Value of Property Additions not subject to an

Unfunded Prior Lien, (ii) the amount of cash deposited with the Trustee (which may thereafter be withdrawn on the same basis that Additional Bonds are issuable under (i) and (iii)), and (iii) the amounts of Bonds retired or to be retired (except out of trust moneys or by any sinking or analogous fund if the fund prevents such use) (Secs. 4, 6 and 7, Art. III; Sec. 4, Art. VIII).

  Additional Bonds may not be issued unless Net Earnings of the Company Available for Interest and Property Retirement Appropriations (i.e., earnings before depreciation, amortization, income taxes and interest charges) during 12 of the immediately preceding 15 months shall have been at least twice the annual interest charges on all Bonds and Prior Lien Bonds then outstanding and then being issued, unless they are being issued on the basis of Bonds paid at or redeemed or purchased within two years of maturity or on the basis of Property Additions subject to an Unfunded Prior Lien (which simultaneously becomes a Funded Prior Lien) and the Bonds are issued within two years of the maturity of the Prior Lien Bonds secured by such Prior Liens (Secs. 3, 4 and 7, Art. III). Giving effect to the issuance of the New Bonds at an assumed rate of interest of 8%, such Net Earnings for the twelve months ended June 30, 1997 would be approximately 5.8 times the aggregate annual interest charges referred to above. Such coverage would permit issuance of approximately $2.6 billion of mortgage bonds (in addition to the New Bonds) at an assumed average interest rate of 8% per annum, against property additions or cash deposits, although only approximately $530 million of such additional bonds could currently be issued in compliance with unbonded net property addition limitations contained in the Mortgage.

  So long as any New Bonds are outstanding, Property Additions constructed or acquired on or before December 31, 1946 may not be made the basis for the issue of Bonds, or the withdrawal of cash, or the reduction of cash required to be paid to the Trustee (Sec. 2, Part IV, Supplemental Indenture).

  Prior Lien Bonds secured by an Unfunded Prior Lien may be issued under the circumstances and subject to the limitations contained in the Mortgage (Sec. 16, Art. IV).

  After giving effect to the issuance of the New Bonds (which are to be issued against Property Additions), approximately $880 million of the Property Additions as of June 30, 1997 will remain available for the purposes permitted in the Mortgage, including the issuance of Bonds.

  RELEASE OF PROPERTY. The Mortgage permits property to be released from the lien of the Mortgage upon compliance with the provisions thereof. Such provisions generally require that cash be deposited with the Trustee in an amount equal to the fair value of the property to be released. The Mortgage permits the Company to reduce such amounts of cash otherwise required to be deposited by substituting a like amount of Bonds retired. The Mortgage also contains certain requirements relating to the withdrawal of cash deposited to obtain a release of property (Art. VII and Art. VIII).

  MODIFICATION OF MORTGAGE. With the consent of the holders of 80% in amount of Bonds and of 80% in amount of Bonds of each series affected if less than all are affected, the Mortgage may be changed except to affect the terms of payment of the principal or interest on any Bonds or to reduce the percentage of Bondholders required to effect any change (Sec. 6, Art. XV).

  The Supplemental Indenture, however, provides that the foregoing percentages shall be reduced to 60% upon the consent or agreement to such change by the holders of all outstanding Bonds. Purchasers of the New Bonds will be deemed to have agreed to such reduction pursuant to the terms of the Supplemental Indenture.

  EVENTS OF DEFAULT. The holders of 25% in amount of Bonds, upon any Event of Default, may require the Trustee to accelerate maturity of the Bonds (although a majority in amount of Bonds may waive such default and rescind such acceleration if such default is cured) and to enforce the lien of the Mortgage upon being indemnified to its satisfaction (Sec. 1 and 4, Art. IX).

  The holders of a majority in amount of Bonds may direct proceedings for the sale of the trust estate, or for the appointment of a receiver or any other proceedings under the Mortgage, but have no right to involve the Trustee in any personal liability without indemnifying it to its satisfaction (Sec. 11, Art. IX).

  Events of Default include failure to pay principal, failure for 30 days to pay interest or to satisfy any improvement, maintenance or sinking fund obligation, failure for 60 days (after notice by the Trustee or the holders of 15% in amount of Bonds) to perform any other covenant, and certain events of bankruptcy, insolvency or reorganization (Sec. 1, Art. IX).

  While the Mortgage by its terms does not require that periodic evidence be furnished to the Trustee as to the absence of default or as to compliance with the terms of the Mortgage, the Trust Indenture Act of 1939, as amended, requires that annual certificates as to the absence of such defaults be furnished to the Trustee.

  RELATIONSHIPS WITH TRUSTEE. The Bank of New York is the trustee under indentures for the Company's medium-term notes, 5% Convertible Debentures due 2002 and 7% Convertible Debentures due 2018, and in connection with a sale and leaseback of the Company's Control Center. The Company has with the Trustee and its affiliates, as it has with various other banks, a demand deposit account and conventional and revolving credit arrangements. The Bank of New York is the Issuing and Paying Agent for medium-term notes issued by PCI.

                             PLAN OF DISTRIBUTION

  The Company may sell the New Bonds: (i) through underwriters or dealers;
(ii) directly to one or more purchasers; (iii) through agents; or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to any New Bonds being offered thereby sets forth the terms of the offering of such New Bonds, including the name or names of any underwriters, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such New Bonds may be listed.

  If underwriters are used in the sale, the New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public, either through underwriting syndicates represented by the underwriter or underwriters to be designated by the Company or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Bonds offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such New Bonds if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the New Bonds in respect of which the Prospectus Supplement is delivered as well as any commission payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the New Bonds from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act. Agents and underwriters may be customers of, engaged in transactions with, or perform services for the Company in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of the Company for the three- and twelve-month periods ended March 31, 1997 and 1996, and the three-, six- and twelve-month periods ended June 30, 1997 and 1996 incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 14, 1997 and August 13, 1997, incorporated by reference herein, state that they did not audit and they do not express opinions on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if such reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of Section 11 of the 1933 Act for their reports on the unaudited consolidated financial information because each such report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of Sections 7 and 11 of the 1933 Act.

  The statements as to matters of law and legal conclusions contained under "Description of Bonds and Mortgage--Security" have been prepared under the supervision of, and reviewed by, William T. Torgerson, Esq., Senior Vice President and General Counsel for the Company, and are made on his authority.

                                LEGAL OPINIONS

  Certain legal matters in connection with the securities to be offered hereby will be passed upon for the Company by Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C., and William T. Torgerson, Esq., 1900 Pennsylvania Avenue, N.W., Washington, D.C. Mr. Torgerson is regularly employed by the Company as Senior Vice President and General Counsel. Unless otherwise indicated in the accompanying Prospectus Supplement, the legality of such securities will be passed upon for the underwriter, dealer or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, N.Y., who will, however, not pass on the incorporation of the Company.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OF-FERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPEC-TUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
                         PROSPECTUS SUPPLEMENT
The Issue in Brief................................................. S-2
Description of the New Bonds....................................... S-2
Use of Proceeds.................................................... S-3
Underwriting....................................................... S-3
Proposed Merger.................................................... S-4
                               PROSPECTUS
Available Information..............................................   2
Incorporation of Certain Documents by Reference....................   2
The Company........................................................   4
Use of Proceeds....................................................   4
Selected Financial Information.....................................   5
Ratios of Earnings to Fixed Charges................................   5
Description of Bonds and Mortgage..................................   6
Plan of Distribution...............................................   8
Experts............................................................   9
Legal Opinions.....................................................   9

$175,000,000

POTOMAC ELECTRIC
 POWER COMPANY

FIRST MORTGAGE BONDS,
6 1/4% SERIES DUE 2007


[LOGO OF PEPCO APPEARS HERE]


SALOMON BROTHERS INC
SMITH BARNEY INC.
LEGG MASON WOOD WALKER
      INCORPORATED
MORGAN KEEGAN & COMPANY, INC.
OPPENHEIMER & CO., INC.


PROSPECTUS SUPPLEMENT

DATED OCTOBER 2, 1997